As filed with the Securities and Exchange Commission on April 3, 2020

Registration No. 333-196234

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AIRCASTLE LIMITED
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	98-0444035 (I.R.S. Employer Identification Number)

c/o Aircastle Advisor LLC 201 Tresser Boulevard, Suite 400 Stamford, Connecticut	06901
(Address of Principal Executive Offices)	(Zip Code)

AIRCASTLE LIMITED 2014 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

Christopher L. Beers
Chief Legal Officer
c/o Aircastle Advisor LLC
201 Tresser Boulevard, Suite 400
Stamford, Connecticut 06901
(Name and address of agent for service)

(203) 504-1020
(Telephone number, including area code, of agent for service)

with copies to:
Joseph A. Coco
Thomas W. Greenberg
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,”  “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”), filed by Aircastle Limited, a Bermuda exempted company (the “Company”), removes from registration unsold common shares, par value $0.01 per share, of the Company (the “Shares”) registered under the following Registration Statement on Form S-8 filed by the Company (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of the Shares offered under the below noted employee benefit and equity plan and agreement.

Registration No.	Date Filed with the SEC	Name of Equity Plan(s) or Agreement(s)	Shares
333-196234	5/23/2014	Aircastle Limited 2014 Omnibus Incentive Plan	2,499,940 Shares

On March 27, 2020, pursuant to the Agreement and Plan of Merger, dated as of November 5, 2020 (the “Merger Agreement”), by and among the Company, MM Air Limited, a Bermuda exempted company (“Parent”), and MM Air Merger Sub Limited, a Bermuda exempted company (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and an affiliate of Parent and Marubeni Aviation Holding Coöperatief U.A., a Netherlands coöperatief (the “Merger”).

In connection with the Merger and other transactions contemplated by the Merger Agreement, the Company’s equity securities have ceased to be publicly traded and the Company is terminating all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any Shares that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered under the Registration Statement that remain unsold as of the date hereof, and terminates the effectiveness of the Registration Statement.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 7, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused the Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 3rd day of April, 2020.

AIRCASTLE LIMITED (REGISTRANT)

By:	/s/ Christopher L. Beers
Christopher L. Beers
Chief Legal Officer